Exhibit 99.1
FOR IMMEDIATE RELEASE
Aruba Networks Completes Acquisition of Azalea Networks
SUNNYVALE, Calif. — September 2, 2010 — Aruba Networks, Inc. (NASDAQ: ARUN), a global leader in distributed enterprise network solutions, today announced it has completed its acquisition of privately-held Azalea Networks, a leading supplier of outdoor mesh networks. The acquisition includes an operations center in Beijing which will complement Aruba’s existing R&D centers in Bangalore and Silicon Valley.
Azalea Networks develops highly differentiated mesh products for critical outdoor industrial applications in the oil and gas, logistics, manufacturing, mining, petrochemical, public safety, smart grid and transportation sectors. These products will enable Aruba to deliver secure mobility solutions that span from indoor carpeted spaces to the outdoor industrial enterprise.
In a mesh network, data packets hop wirelessly from radio to radio. Azalea’s innovative mesh technology allows it to also carry latency-sensitive video and voice traffic, with full fidelity, over long distances. The value of this capability has been field-proven in demanding applications like the 2008 Beijing Olympic Games, in which 600 mesh nodes provided voice, video, and Wi-Fi access over 19 square miles (50 square kilometers) of the city.
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About Aruba Networks
Aruba is a global leader in distributed enterprise networks. Its award-winning portfolio of campus, branch/teleworker, and mobile solutions simplify operations and secure access to all corporate applications and services — regardless of the user’s device, location, or network. This dramatically improves productivity and lowers capital and operational costs.
Listed on the NASDAQ and Russell 2000(R) Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com
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Contacts
Aruba Networks, Inc.
Steffan Tomlinson
Chief Financial Officer
+1-408-754-3058
ir@arubanetworks.com
Wilson Craig
Director, Corporate Communications
+1-408-516-6182
wcraig@arubanetworks.com
© 2010 Aruba Networks, Inc. AirWave®, Aruba Networks®, Aruba Mobility Management System®, Bluescanner, For Wireless That Works®, Mobile Edge Architecture®, People Move. Networks Must Follow®, The All-Wireless Workplace Is Now Open For Business, RFprotect®, Green Island, and The Mobile Edge Company®are trademarks of Aruba Networks, Inc. All rights reserved. All other trademarks are the property of their respective owners.
© 2010 Aruba Networks, Inc. All rights reserved. Specifications are subject to change without notice.